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                                                                   Exhibit 10.23


Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [ ] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.


                       AGREEMENT FOR PURCHASE OF EQUIPMENT
                                      2001

CHAPTER I - GENERAL PRINCIPLE

1.1 This contract is made between the Hainan Pacific New High Tech Company (hereinafter as Party A) and the American Pacific Aviation Technology Company (hereinafter as Party B), based on the principle of mutual benefit and through friendly negotiations, to purchase from Party B by Party A the equipment for the production of the contactless smartcards.

1.2 It is agreed that Party B shall provide a full set, brand new, and state-of-art production line and the complete production technology, technical information and software for the production of contactless smartcards, which shall ensure that the strength and durability of the mechanically tested cards produced by Party A meet the standards of ISO/Mifare, and that the electrically tested cards meet the standards of the IEC.

1.3 According to the laws and rules and regulations of the People's Republic of China and based on the principle of mutual benefits, the provisions of this agreement shall become effective and shall be executed at the same time with the "Agreement of Technical Services and Licensing" and the "Agreement for the Purchase of Raw Materials and Sales of Products".

CHAPTER II - PARTIES

2.1 Party A: Hainan Pacific New High Tech Company Limited is a registered corporation in the People's Republic of China.
      Legal Address: The People's Republic of China
      Legal Representative:         Ying Xue Tian
      Title:                        Chairman of the Board
      Nationality:                  Chinese
      Telephone:
      Fax:
      Zip Code:
      Bank:
      Account Number:               US Dollars
                                    RMB

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2.2.  Party B: American Pacific Aviation & Technology Corp.
      Legal Address:       1 Sansome Street, 19th Street
                           San Francisco, CA 94104, USA
      Legal Representative:         Allen Yue
      Title:                        V.P. Asian Pacific Region
      Nationality:                  U.S.
      Telephone:                    (415) 951-1078
      Fax:                          (415) 951-1046
      Zip Code:
      Bank:
      Account Number:

CHAPTER III - NAME, SPECIFICATIONS, QUANTITY, PRICE AND DELIVERY OF EQUIPMENT

3.1 Party B shall provide Party A with a complete brand new production line with the state-of-art of the 2001 (see Appendix I - "Details of Equipment, Moulds and Accessories") and accessories for the production of contactless smart cards. Said production lines shall be able to produce 1500 pieces of smart cards per hour. The total cost of the equipment shall be
      US$[      ], based on the CIF Haikou Airport price, which shall cover the equipment, moulds, technical service, patent and licensing, and accessories.

3.2 Before packaging said production line for shipment, Party A shall send three technical staff to come to the United States to conduct preliminary inspection of the equipment. Party B shall pay for the expense of the two-way air tickets, and provide lodging and transportation in the United States for the visiting staff of Party A. Staff of Party A will stay in the United States for two weeks.

3.3   Delivery Date of the Equipment: about August.

CHAPTER IV - PAYMENT

4.1   After signing this agreement, Party A shall, within ten working days,
      issue a Letter of Bank Guarantee to Party B in the amount of US$[      ].
      Upon receipt of Letter of Bank Guarantee from Party A, Party B shall, within three working days, remit by T/T a deposit of US$
                     ] US Dollars).

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4.2   Party A shall, before May 26, issue a Letter of Credit in the amount of
      US$[                           ] US Dollars) to Party B for the purchase
      of the equipment. On June 20, 2001, Party A shall issue a Letter of Credit for the balance of the purchase of the equipment to Party B in the amount
      of US$[                                                          ] US
      dollars).

4.3   Upon approval of the preliminary inspection by Party A, Party A shall
      negotiate the full amount of US$[                                      ]
      US dollars) of Letter of Credit, per Provision 4.2.

CHAPTER V - SPECIFICATIONS AND TECHNICAL CONDITIONS OF THE EQUIPMENT

5.1 The production line supplied by Party B must be brand new, complete and shall correspond to the specifications of Appendix I - "Details of Equipment, Moulds and Accessories".

5.2 The performance and quality of the equipment shall meet the following requirements:

      5.2.1      The operation capacity of the equipment shall meet the
                 specifications of the manual of the equipment
      5.2.2      The production capacity of the equipment: 1500 pieces/hour
      5.2.3      Product Specification: shall meet the ISO standards
      5.2.4 Product Quality: the strength and durability of the cards, when mechanically tested, shall meet the ISO standards, and when electrically tested, shall meet the IEC standards

5.3   Party B shall deliver the following supplements along with the equipment
      5.3.1 Special operation tools, maintenance and repair tools and testing tools
      5.3.2 Easily damaged parts of equipment (the quantity shall be enough for one year normal consumption). See Attachment II.
      5.3.3 Qualified raw materials for the 56-hour production test run purpose (chips used in the test run period are fake).

5.4 Party B shall deliver the following technical documents when packaging and shipping the equipment:

      5.4.1 The quality approval certificate and the manual of the equipment

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      5.4.2      The packaging list of the equipment
      5.4.3      Manuals of installation, testing, operation and maintenance
      5.4.4 The quality assurance certificate and documentation, as specified in Chapter VII
      5.4.5      Drawings of easily damaged parts and the list of accessories.

5.5 Upon effective of the contract, Party B shall, within forty days, mail a technical layout drawing and power supply information to Party A for the technical design purpose.

5.6 Party B shall, two months before the installation and test running of the equipment, mail the following documents to Party A or have staff work at Party A's place to provide instructions:

      5.6.1      The installation diagram and the foundation diagram
      5.6.2 The power parameters (including electrical power, compressed air, water and stream) of the equipment, and the technical information of power supply and special shop requirements

5.7 The power utilization standards shall correspond to those of the People's Republic of China, that is, 380(+ or -)10 volts for the transformer, and 50(+ or -)5% hertz for the frequency.

CHAPTER VI - INSTALLATION, TROUBLE-SHOOTING, TEST RUNNING AND RECEIPT AND ACCEPTANCE

6.1 Party B shall be responsible for installing and trouble-shooting the equipment, and training the staff of Party A, ensuring that the installation and trouble shooting of the equipment be completed within two weeks after the arrival of the equipment in the shop. Party A shall provide the necessary technical staff, workers and other necessities to accommodate the project.

6.2 The test run period shall be seven working days, at eight hours per day. The purpose of the test run is to inspect the production equipment, and to examine whether the products produced meet the requirements specified in Provision 5.2. After satisfactory inspection and examination, the equipment shall be received and accepted.


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6.3   The process of receipt and acceptance includes, in addition to test run, inspection of whether documentations accompanied are complete and whether the quality and quantity of the raw materials accompanied meet the requirements, and whether the consumable parts are included.

6.4 No breakdown of the equipment is allowed during the test run period. In the event the breakdown rate or the rate of the rejected products falls under the level of 97%, a second testing shall be made to test the equipment for another six working days until the equipment meets the receipt and acceptance standards. After receipt and acceptance, both parties shall sign the "Certificate of Receipt and Acceptance".

6.5 Large volume of production shall not begin until receipt and acceptance is completed.

6.6 Party B shall assume the cost of its staff during their period of working in the factory. Party A shall provide food by the factory and transportation within the city.

CHAPTER VII - QUALITY INSPECTION

7.1 Party B shall guarantee that the equipment is made by top craftsmanship and of top materials. The quality, specification and performance of the equipment shall meet the requirements specified in this contract.

7.2 Before delivery, Party B shall conduct a thorough and full inspection of the quality, specification and performance, as well as the quantity/weight of the equipment, and shall provide a certificate of inspection, along with the details and results of the inspection confirming that the quality and quantity of the equipment meets the requirements of this contract. A quality and quantity inspection certificate shall be provided by Party B when the equipment is delivered to Party A.

7.3 Upon arrival of the equipment at the destination, Party A shall, in accordance to the laws and rules and regulations of the People's Republic of China, request that the Import and Export Inspection Bureau (hereinafter as Inspection Bureau) to conduct an inspection. Parties A and B shall both be present at said inspection. Party A shall notify Party B thirty days in advance about the inspection date and

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      representative from Party B shall arrive at the inspection site of A on said inspection date. In the event Party B fails to show up on time or fails to send any representative to participate in the inspection, the Inspection Bureau shall continue inspection as scheduled and the result of which shall be notified by Party A to Party B and Party B shall acknowledge the result accordingly.

7.4 In the event the inspection finds any quality or quantity error, or any missing part that does not meet the requirements of this agreement, or any damage due to packaging, Party B shall within six weeks make compensation, or shall make repairs at its own cost. In the event that any damage is caused by Party A, Party B shall replace the damaged item as soon as possible, and the cost of replacement shall be paid by Party A.

7.5 In the event the inspection finds any serious quality or quantity problem of the equipment, Party A shall have the right to return the equipment or request compensation based on the provisions of Chapter IX.

7.6 The warranty period of the equipment shall be 12 months, commencing the date when the equipment is received and accepted. During the warranty period Party B shall be responsible for repairing the equipment if the damage of the equipment is caused by the defects of the equipment.

7.7 After the warranty period, in the event of any damage to the parts of the equipment or the product backups (easily consumed items) that Party A needs to purchase from Party B, Party B shall only charge these items at cost.

CHAPTER VIII - PACKAGING AND SHIPMENT

8.1 When packaging, Party B shall use a new and solid wood container with necessary measures taken to prevent moist, shock, rust and rough loading and unloading of the equipment to ensure that the package is suitable for long distance transportation.

8.2   Packaging and Delivery Marks
      Party B shall mark with non-erasable paint at the four sides of the container such information as the number of the container, the size, weight, net weight, destination, receipt code, "face up", "handle with care", "no moist", "hoisting point" and "gravity point".


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8.3   Shipment Information

      8.3.1 Within three days after shipping, Party B shall fax Party A the following information: A. Date of Shipment, B. Port of Shipment, C. Port of Destination, D. Number, Name, Quantity, Weight, Total Weight and Size of the Container.

      (2) Within five days after shipping, Party B shall send the following information to Party A via express mail:
                 A. Shipment Slip, with specification of the name and the quantity of the merchandize;
                 B. Packaging Slip (2 copies) which specifies the number, size, weight of the container, and the name, quantity, net weight of the merchandize, and the date of shipment;
                 C. The inspection certificate provided by the manufacturer, as specified in Chapter VII.

CHAPTER IX - COMPENSATION AND PENALTY

9.1 In the event Party A, within three days upon the arrival of the equipment at the destination port, finds any disagreement of the specifications, quality and quantity of the equipment as specified in this contract, Party A shall, by presenting the inspection certificate of the Inspection Bureau, request compensation from Party B. In the event Party B has any dispute over the inspection certificate, Party B shall ask any other inspection agencies in China to make another inspection, the cost of which shall be assumed by Party A. Party A shall have the right to participate in the second inspection. In the event the result of the second inspection differs from the original inspection, the result of the second inspection shall prevail.

9.2 Party A shall assume the cost of overtime due to any delay of installation and testing of the equipment caused by Party A.

9.3 In the event Party B fails to respond within 30 days after Party A makes its claim for compensation, it shall be considered that Party B accept the claim. In the event Party B present a timely written dispute, both parties shall try to settle the dispute by negotiation. In the event the negotiation fails to settle the dispute, either party shall have the right, according to Article XI, request for an


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      arbitration.

9.4 Except for force majeure as specified in Provision 10.1, in the event the seller fails to deliver the merchandize on time according to the contract, Party A shall agree that Party B postpone delivery provided that Party B shall pay a penalty at 0.5% of the total cost for every delayed week but this penalty shall not exceed 5% of the total cost. In the event the delay of delivery exceeds ten weeks of the scheduled date, Party A shall have the right to terminate the contract and Party B shall still pay for the penalty for the actual delayed days.

9.5 Without written agreement of Party B, Party A cannot transfer the patent technology and licensing to any third party, nor Party A can duplicate the equipment of Party B. In the event Party A allows any third party to use aid technology at its discretion, Party A shall pay Party B an amount of US$[ ] for violation of the contract. Payment of this amount does not waive the right of Party B to prosecute against any third party or Party A for violation of rights.

CHAPTER X - FORCE MAJEURE

10.1 During the time of manufacturing or in the process of shipping, in the event of war, fire, flood, typhoon, earthquake or other force majeure acknowledged by both parties that causes Party B fail or delay to execute the provisions of this contract as schedule, Party B shall assume no liability. In the event of force majeure, Party B shall notify Party A immediately and shall within two weeks, send, via air mail, a government issued certificate to Party A confirming said force majeure.

10.2 When the force majeure vanishes, both parties shall negotiate whether to continue executing the contract.

CHAPTER XI - ARBITRATION

11.1 In the event there arises any dispute during the execution of this agreement or over this agreement and when both sides fail to settle the dispute by friendly negotiation, said dispute shall be brought for arbitration. The dispute shall be heard by the China International Economic and Foreign Trade Arbitration Committee, in Beijing, according to the procedures set by said committee.


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11.2  The decision of the Arbitration Committee shall be final and shall have binding effect upon both parties. Arbitration fee shall be paid by the losing party.

11.3 During the period of arbitration, both parties shall continue to execute other non-disputed terms of the contract.

CHAPTER XII - GOVERNING LAWS AND VALIDATY

12.1 When executing this agreement, both Parties A and B shall comply with the laws and rules and regulations of the People's Republic of China.

12.2 This agreement shall be signed by representative of both parties and shall apply for official approval by respective government. The date of approval obtained by either Party A or B, whichever is later, shall be considered as the effective date of this agreement.

12.3 Both parties shall fax the government approval to the other party and shall be followed with a letter of confirmation. In the event any party fails to obtain the government approval after six months the contract is signed, the other party shall have the right to terminate the agreement.

12.4 After this agreement becomes effective, both Parties A and B shall, if needed, discuss revisions to accommodate the practicalities of executing this agreement. These revisions shall become effective when signed by both parties. Neither party can amend the agreement individually.

CHAPTER XIII - DOCUMENTS

13.1  This agreement shall be written in Chinese.

13.2  This agreement is signed on May 8, 2001.

13.3 This agreement contains four original copies, with each party holding two copies.

PARTY A:
Company Representative: Ying Xue Tian
Signature: (signature)


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May 8, 2001

PARTY B: The American Pacific Aviation & Technology Corporation
Company Representative: Allen Yue
Signature: (signature)
May 08, 2001


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